Exhibit 99 NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com    www.americanecology.com

AMERICAN ECOLOGY POSTS RECORD
OPERATING INCOME OF $7.5 MILLION IN SECOND QUARTER

All Four Operating Facilities Continue Strong Financial Performance

BOISE, Idaho July 18, 2006 - American Ecology Corporation [NASDAQ: ECOL] today announced net income of $4.9 million, or $.27 per diluted share, for the quarter ended June 30, 2006 compared to net income of $3.7 million, or $.21 per diluted share, in the second quarter of 2005.

Second Quarter Results

Operating income was $7.5 million for the quarter, 27 percent higher than operating income of $5.9 million posted in the second quarter of 2005 and $58,000 higher than the previous record quarter of $7.4 million posted by American Ecology in the fourth quarter of 1992. All four operating facilities were profitable for the quarter.

Revenue for the second quarter of 2006 increased 96 percent to $29.9 million, up from $18.8 million a year ago. This improvement reflects a 6 percent increase in average selling price, a two percent increase in the volume of waste disposed at the Company’s hazardous waste facilities in Idaho, Nevada and Texas and an increase in rail transportation and disposal services.

“Our record quarterly financial performance was driven by strong operating results at all four American Ecology disposal facilities,” stated Stephen Romano, President and Chief Executive Officer. “We are particularly pleased with the growth at our Nevada and Texas facilities, which both made significant contributions during the second quarter,” Romano noted.

Other direct operating costs for the quarter increased to $7.9 million, up from $5.7 million in the second quarter of 2005. This reflected increased labor and waste treatment additive costs to handle increased waste throughput and treatment volumes. The Company continues to incur higher costs for its railcar fleet as well as project-specific railroad charges. Due to higher revenue, other direct operating costs declined to 27 percent of revenue in the second quarter of 2006 down from 31 percent a year ago.

Higher railcar utilization helped push gross profit from $9.2 million, or 49 percent of revenue, in the second quarter of 2005 to $10.5 million, or 35 percent of revenue, in the second quarter of 2006. Shipments from the Honeywell, New Jersey project resumed in April 2006 in compliance with a court order and have continued as scheduled since then.

Selling, general & administrative expenses (SG&A) for the second quarter of 2006 were $3.1 million, or 10 percent of revenue. This compared to SG&A of $3.4 million, or 18 percent of revenue, in the second quarter last year.

At quarter end the Company had $10.8 million of cash and investments and $25.5 million of working capital. The Company’s $15 million line of credit was unused at quarter end.

Year-to-Date Results

Revenue for the six months ended June 30, 2006 reached $51.4 million, up 64 percent from the first six months of 2005. Year-to-date waste volumes increased 18 percent over 2005 with the majority of this increase occurring during the first quarter of 2006. The increase in revenue was substantially due to increased rail transportation services provided to Honeywell and other customers. Operating income rose to $13.7 million, up 89 percent from the $7.2 million posted for the same period last year. For the first six months of 2006, the Company reported net income of $9.1 million, or $.50 per diluted share compared to net income of $4.6 million, or $.26 per diluted share for the first half of 2005.

Outlook for 2006

The Company continues to project that net earnings for 2006 will be in the upper end of its previously announced guidance range of $0.72 to $0.82 per diluted share. Management expects softer third quarter financial performance due to pending completion of an event project shipping to its Washington facility as well as reduced waste shipments under the Company’s multi-year contract with the U.S. Army Corps of Engineers. The expected reduction in Army Corps of Engineers work reflects delays in shipments from several ongoing remediation projects pending appropriation of funds for the next federal fiscal year. Management expects shipments from these ongoing projects to resume during the fourth quarter.

Other Updates

On July 3, 2006, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on July 14, 2006. This $2.7 million dividend will be paid using cash on hand on July 21, 2006.

On July 3, 2006, the Company announced an approximately $6 million increase in its 2006 capital budget to $18 million to purchase approximately 80 additional railcars with cash. The new railcars will service existing rail transportation and disposal projects as well as recently awarded work expected to commence in the first quarter of 2007.

On April 3, 2006, the Company self funded $4.5 million of non-operating disposal site closure and post-closure obligations, replacing the insurance policy which previously provided financial assurance for those sites. The insurance policy remains in effect, at a reduced premium, for financial assurance obligations at operating facilities.

The Company’s second quarter 2006 investor conference call will be held Wednesday, July 19, 2006 at 9:00 am Mountain Time. President and Chief Executive Officer Stephen Romano, incoming Vice President and Controller Jeff Feeler, outgoing Vice President and Controller Michael Gilberg and Vice President of Sales and Marketing Steven Welling will host the call. Interested parties are invited to submit questions in advance to info@americanecology.com, or by facsimile to 208-331-7900. To join the call, dial 866-261-3296. A replay will be available at http://www.americanecology.com/investor/INDEX.ASP following the call.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries and chemical manufacturing facilities, and the nuclear industry. Headquartered in Boise, Idaho, the Company is the nation’s oldest radioactive and hazardous waste services provider, having operated for more than fifty years.

This press release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2006 earnings estimates, continue to receive material amounts of waste from the Honeywell New Jersey project, or declare or pay future dividends. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s December 31, 2005 Annual Report on Form 10-K and March 31, 2006 Quarterly Report filed with the Securities and Exchange Commission.

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AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) ($ in 000’s except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$29,924	$18,779	$51,446	$31,333
Transportation costs	11,459	3,823	16,516	7,036
Other direct operating costs	7,940	5,736	14,695	11,236

Gross profit	10,525	9,220	20,235	13,061
Selling, general and administrative expenses	3,061	3,358	6,544	5,872
Business interruption insurance claims	--	--	--	(41)

Operating income	7,464	5,862	13,691	7,230
Interest income	205	93	393	178
Interest expense	1	48	2	95
Other income	174	22	458	39

Income before income tax	7,842	5,929	14,540	7,352
Income tax expense	2,915	2,223	5,434	2,790

Net income	$4,927	$3,706	$9,106	$4,562

Basic earnings per share	$.27	$.21	$.51	$.26

Diluted earnings per share	$.27	$.21	$.50	$.26

Dividends paid per common share	$.15	$--	$.30	$--

 AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in 000’s) (Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,612	$3,641
Short-term investments	9,205	16,214
Receivables, net	21,845	13,573
Insurance receivable	157	157
Prepayments and other	3,727	3,183
Income tax receivable	1,351	1,248
Deferred income taxes	1,848	6,714
Total current assets	39,745	44,730

Property and equipment, net	48,700	40,896
Restricted cash	4,622	84
Other assets	501	738
Deferred income taxes	3,021	3,021
Total assets	$96,589	$89,469

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6	$--
Accounts payable	3,270	3,665
Deferred revenue	3,360	1,261
State burial fees payable	1,635	1,454
Management incentive plan payable	870	1,272
Customer advances	1,912	1,535
Customer refunds	413	1,062
Accrued liabilities	1,807	1,337
Accrued closure and post closure obligation, current portion	999	1,127
Total current liabilities	14,272	12,713

Long-term debt	27	--
Long-term accrued liabilities	549	485
Long-term customer advances	1,006	1,752
Accrued closure and post closure obligation, excluding current portion	10,496	10,560
Total liabilities	26,350	25,510

Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, 1,000,000 shares authorized,
Common stock, $.01 par value, 50,000,000 authorized, 18,134,678 and 17,742,420 shares issued and outstanding	181	177
Additional paid-in capital	55,758	53,213
Retained earnings	14,300	10,569
Total shareholders’ equity	70,239	63,959

Total Liabilities and Shareholders’ Equity	$96,589	$89,469

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, $ in 000’s)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$9,106	$4,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	3,846	3,066
Income tax benefit on exercise of stock options	551	652
Deferred tax asset	4,866	2,135
Stock compensation	222	180
Changes in assets and liabilities:
Receivables	(8,272)	(4,673)
Other assets	(225)	(1,874)
Closure and post closure obligation	(729)	(460)
Income taxes payable/receivable	(103)	--
Accounts payable and accrued liabilities	999	2,256
Net cash provided by operating activities	10,261	5,844

Cash flows from investing activities:
Capital expenditures	(11,081)	(7,217)
Proceeds from sale of assets	4	749
Transfers from cash to restricted cash	(4,622)	--
Transfers to cash from short term investments, net	7,009	7
Net cash used by investing activities	(8,690)	(6,461)

Cash flows from financing activities:
Dividends paid	(5,375)	--
Payments of indebtedness	(1)	(728)
Stock options exercised	1,776	870
Net cash (used) provided by financing activities	(3,600)	142

Decrease in cash and cash equivalents	(2,029)	(475)
Cash and cash equivalents at beginning of period	3,641	2,160
Cash and cash equivalents at end of period	$1,612	$1,685

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2	$95
Income taxes paid	103	4
Non-cash investing and financing activities:
Acquisition of equipment with notes/capital leases	34	--
Common stock dividends accrued	--	2,645
Common stock issued for director and employee compensation	222	180